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                                                                   Exhibit 15





July 30, 1998



Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY  10281

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries for the periods ended March 27, 1998 and March 28, 1997, as indicated in our report dated May 8, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 27, 1998, is incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP